Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into this 4th day of April, 2016, (“Effective Date”) by and between James H. Dorton (“Executive”) and NN, Inc. (the “Company”).

WHEREAS, Executive has been the Company’s Chief Financial Officer since June 2005;

WHEREAS, Executive has provided valuable service to the Company, in particular in the development and implementation of the Company’s 2018 strategic plan;

WHEREAS, Executive has determined to retire from the Company, pursuant to which he is entitled to certain benefits and compensation as more fully described herein; and

WHEREAS, the Company has agreed to make certain payments to Executive in consideration of the covenants of Executive contained herein.

NOW, THEREFORE, the parties, in consideration of the above and the agreements and covenants herein, agree as follows:

1.	Executive has retired from the Company, and Executive and the Company agree that Executive’s duties will cease as of April 4, 2016 (“Effective Date”), and employment with the Company will terminate on April 10, 2016 (“Termination Date”). Accordingly, and pursuant to existing contractual agreements between the Company and Executive, the vesting of certain previously granted stock options, restricted stock and performance share units will accelerate effective April 4, 2016 as more fully described below:

(a)	accelerated vesting of the currently unvested NN, Inc. stock options awarded to Executive in 2014;

(b)	accelerated vesting of the currently unvested NN, Inc. restricted shares awarded to Executive in 2014, 2015 and 2016;

(c)	pursuant to the NN, Inc. Performance Share Units Agreement 2015-2017 Performance Share Units Award, vesting of a proportionate number of the target number of Performance Share Units previously awarded to Executive; and

(d)	pursuant to the NN, Inc. Performance Share Units Agreement 2016-2018 Performance Share Units Award, vesting of a proportionate number of the target number of Performance Share Units previously awarded to Executive.

2.	In exchange for and in consideration of all of the promises and covenants contained in this Agreement, including but not limited to the release of claims by Executive detailed in this Agreement, the Company further agrees to provide Executive with the following:

(a)	a sum equal to the gross amount of Seven Hundred Six Thousand Seven Hundred Twenty-Four Dollars ($706,724), less applicable withholding required by law, paid on regular Company paydays over a period of twenty-six (26) biweekly periods. The gross amount of each payment shall be Twenty-Seven Thousand One Hundred Eighty-One Dollars and sixty-nine cents ($27,181.69);

(b)	an additional amount of Thirty-Two Thousand Dollars ($32,000.00) to assist with transition from employment, less applicable withholding required by law, paid on regular Company paydays over a period of twenty-six (26) biweekly periods. The gross amount of each payment shall be One Thousand Two Hundred Thirty Dollars and seventy-seven cents ($1,230.77); and,

(c)	the ownership rights to the Company’s mobile phone and iPad, but with no obligation by the Company to continue any service for said devices.

The amounts set forth above are hereinafter referred to as “the Separation Amounts;” however, none of the Separation Amounts will be due until the Company receives a copy of this Agreement signed by Executive and until the seven-day revocation period referenced in Section 10 of this Agreement has passed. After the revocation period, the payments will be made in the time periods set forth above.

Executive understands and hereby acknowledges that, upon his separation from the Company, he will neither receive nor accrue any seniority-based benefits, including but not limited to vacation or any other paid time off.

Continuation of benefits, including any conversion from a Company-sponsored life policy to an individual life policy, shall be subject to the terms and conditions of those benefits and will be solely at Executive’s expense.

The Company may withhold from any amounts payable under this Agreement any U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The Company’s obligations to make any payments pursuant to this Section 2 are expressly conditioned on Executive’s continued compliance with all of the provisions of this Agreement.

3.

In exchange for the payment of the Separation Amounts, Executive releases the Company and its affiliates, predecessors, successors, subsidiaries, divisions, assigns, officers, directors, shareholders, physicians, employees, former employees, attorneys, insurers, agents, and corporate affiliates (collectively referred to as “Releasees”), from any and all claims, whether known or unknown, causes of action, liabilities, costs

(including attorney’s fees), obligations, and judgments of any kind in Executive’s favor (whether known or unknown) which arise out of Executive’s employment with, or the termination of employment with, the Company, except for claims arising under this Agreement (the “Released Claims”). Executive also represents and warrants that Executive has not sold, assigned or transferred any Released Claim. The Released Claims shall include, but are not limited to, claims for breach of contract, wrongful termination, or past wages under applicable state law; claims under or based upon Title VII of the Civil Rights Act of 1964 as amended, Title VII of the Civil Rights Act of 1991 or any state counterpart including but not limited to the Tennessee Human Rights Act (‘“THRA’”), the Sarbanes-Oxley Act of 2002, the Americans With Disabilities Act as amended (“ADAAA”), the Age Discrimination in Employment Act (“ADEA”), T.C.A § 8-50-103, the Fair Labor Standards Act (“FLSA”) and the Rehabilitation Act of 1973 or their state counterparts, or any other claims or causes of action emanating from common law; claims under or based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and claims under or based upon the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). This release will be effective seven (7) days after the date of Executive’s signature below and upon Executive’s signature, except for waiver of ADEA claims, which are subject to the provisions described in Section 10. In return for the consideration set forth in Paragraph 1 of this Agreement, Executive further specifically waives and releases any and all claims arising out of the Executive Employment Agreement executed between Executive and the Company dated September 13, 2012, a copy of which is attached hereto for reference. The Released Claims shall not include any vested contractual rights Executive may have had as of the Effective Date, such as under the 401(k) plan or any stock option agreement.

As part of this release, Executive covenants not to sue the Releasees in any court or to request arbitration against the Releasees on any of the Released Claims. Further, this provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery.

4.	Executive acknowledges and agrees that: (a) Executive received all pay to which he was entitled during employment with the Company; (b) Executive does not believe that he is owed unpaid wages or unpaid overtime compensation by the Company; and (c) Executive does not believe that his rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), have been violated during his employment with the Company. Executive also acknowledges and agrees that: (a) Executive has received all paid and unpaid leave, including benefits under the federal Family and Medical Leave Act (“FMLA”), to which he was entitled during his employment with the Company; (b) Executive has no pending request for FMLA leave; and (c) Executive does not believe that his rights under the FMLA have been interfered with or that he has been discriminated against or otherwise mistreated based on any request for leave or based on any illness, condition, or injury to himself or a family member during employment with the Company.

5.	Executive also agrees that he will deliver to the Company all documents, records, or other property of any nature belonging to the Company in his custody or control, except that property specified in Subsection 2(c) above.

6.	Executive also agrees that he has not assigned to anyone any of the claims released and forever discharged in this Agreement.

7.	Executive also agrees that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery.

8.	Executive also agrees that he will never seek reemployment or any contractual relationship with the Company or any of its divisions or affiliates.

9.	Executive also agrees to fully indemnify and hold the Company harmless from all expenses, penalties, damages, fees and/or interest charges he incurs as a result of not paying taxes on amounts paid to Executive under this Agreement.

10.	Executive understands that because this Agreement includes a release and waiver of claims under the Age Discrimination in Employment Act (“ADEA”), and other federal legislation, by signing this Agreement, Executive acknowledges that his release and waiver of claims under the ADEA complies with the Older Worker Benefit Protection Act of 1990, and further acknowledge that he confirms, understands and agrees to the terms and conditions of this Agreement; that these terms are written in layperson’s terms and that Executive has been fully advised of his right to seek the advice and assistance of consultants, including an attorney and tax advisors to review this Agreement. Executive shall have a minimum of twenty-one (21) days to consider his waiver of ADEA claims, and seven (7) days following his execution of this Agreement to revoke his waiver of ADEA claims. If Executive wishes to revoke waiver of ADEA claims under this Agreement, Executive must notify the Company’s representative, Gail Nixon, Vice President – Human Resources of NN, Inc., in writing and deliver that waiver to her within seven (7) days following his execution of this Agreement. Any mailed notice of revocation must be postmarked prior to the conclusion of the seventh day after the signing of the agreement. Executive understands that this Agreement is a legally binding release, and that subject to his ability to revoke his ADEA release in writing within (7) days after he signs the Agreement, Executive will be barred from seeking or obtaining, directly or indirectly, any relief or recovery of any kind for or based on any of the claims released and forever discharged in this Agreement. If Executive timely revokes the release of ADEA claims, the Company shall retain sixty percent (60%) of the amount of payments otherwise payable to Executive under Section 2 of this Agreement as consideration for the waiver of ADEA claims under this Agreement. The remaining amount shall be paid to Executive in the manner specified herein.

11.	Executive is hereby advised, and Executive acknowledges that he has been so advised, to consult with an attorney of Executive’s choice before signing this Agreement. Executive acknowledges that he is signing this Agreement (even if done before the expiration of twenty-one (21) days) after having the opportunity to consult with an attorney and to consider the terms of the Agreement for at least twenty-one (21) days; that Executive has carefully read this Agreement in its entirety; that Executive has had an adequate opportunity to consider it; that Executive understands its terms; that Executive voluntarily assents to all the terms and conditions contained herein; that Executive is signing it voluntarily and of Executive’s own free will, and that Executive is not suffering from any disability or condition that would render Executive unable to enter into this Agreement.

12.	Executive agrees that he will not make any statements, written or verbal, that are derogatory or disparaging concerning the Company, or concerning any current or former directors, officers, or employees of the Company. The Company similarly agrees that it will not make any statements, written or verbal, that are derogatory or disparaging concerning Executive or his employment with the Company. Executive further agrees that any reasonable attorney’s fees incurred by the Company in recovering any sum due from Executive as a consequence of his breach of this Agreement shall be paid by Executive.

13.	Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-1(n) promulgated thereunder, the Parties agree that as of the Termination Date, Executive’s termination of employment is within the meaning set forth in Treas. Reg. §1.409A-1(n) and all payments under this Agreement are intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409- 1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A. Executive will be paid his regular base salary (subject to any applicable withholding and deductions) through April 10, 2016. The salary will be paid on the normal Company payday (April 8, 2016). Executive understands and agrees that he will not receive, nor be entitled to, any additional salary or other pay subsequent to April 10, 2016, except as set forth specifically in the Agreement terms described herein.

14.

Executive and the Company and agree that the Amended and Restated Executive Employment Agreement between Executive and the Company, dated September 13, 2012 (the “Employment Agreement”), is terminated and that the provisions included in this Agreement constitute the entire agreement existing between Executive and the Company, and this Agreement supersedes all prior agreements between Executive and the Company, its predecessors, or any of the Releasees, except that the provisions contained in Paragraphs 7, 8, 9, 10 and 11 of the Employment Agreement still continue to apply to Executive and are incorporated herein by reference. Executive agrees and acknowledges that the Executive’s right to receive and keep the separation payments and other benefits set forth in Section 2 is conditioned upon Executive continuing to observe, and not be in breach of, the provisions of Paragraphs 7, 8, 9, 10 and 11 of the Employment Agreement. Upon any breach of said Paragraphs, all payments pursuant to Section 2 of this Agreement shall immediately cease, or if already paid, shall be recoverable in full by the Company.

15.	In consideration of the payments being made under this Agreement, Executive agrees (i) to provide assistance to the Company when requested to transition his job functions and responsibilities and, in connection therewith, to execute and deliver any documents, certificates, agreements, or instruments which are necessary to effect such transition and (ii) to provide assistance to the Company with regard to any present or future litigation or regulatory action involving the Company; which assistance shall include, but not be limited to, testifying in depositions or at trial and assisting the Company in its defense or prosecution of, or response to, any such matters.

16.	This Agreement does not constitute an admission of liability or wrongdoing by either party.

17.	Whenever the word “Executive” is used in this Agreement, it shall be deemed to include James H. Dorton, his heirs, administrators, and/or the legal representative of his estate. Whenever the words “the parties” are used in this Agreement, they shall be deemed to include “Executive” and “Company,” as defined herein.

18.	This Agreement inures to the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

19.	In the event that any provision of this Agreement is held to be unenforceable for any reason by a court of competent jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected thereby, and the invalid or unenforceable provision shall be deemed not to be a part of this Agreement. This Agreement shall not be construed strictly for or against Executive or the Company.

20.	This Agreement and any disputes relating to this Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date written above.

NN, Inc.

/s/ Richard Holder
Richard Holder, President and CEO

Executive Acknowledgement:

I agree that I have been advised to consult with an attorney of my choice before signing this Agreement, and acknowledge that I have had an opportunity to ask any questions regarding this agreement before signing it. By my signature below, I acknowledge that I understand and hereby accept the terms of the Agreement set forth above.

/s/ James H. Dorton
James H. Dorton